UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Kansas City Southern

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB control number. SEC 1913 (04-05)

	☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 22, 2015

Dear Kansas City Southern Stockholder:

I write to solicit your support for the position of Kansas City Southern and its Board of Directors by opposing the stockholder proposal on special meetings to be voted on at the Company’s Annual Meeting of Stockholders scheduled to take place on May 7, 2015. The proposal was submitted by John Chevedden on behalf of two stockholders, and requests that the Board amend the Company’s Bylaws to give the holders of 10% of our outstanding common stock the power to call special stockholder meetings.

Our Board opposes this proposal for the following reasons:

•	Our stockholders already have a meaningful right to call a special meeting. The Company’s Bylaws permit the holders of 25% of our outstanding stock to call a special meeting upon written request to the Board. According to ISS’s report on the Company’s proxy statement, approximately 49% of companies in the Russell 3000 do not even allow stockholders to call a special meeting. Of the 51% that do have this process, approximately 63% use a threshold of 25% or HIGHER. Chevedden’s proposed 10% threshold is clearly not the way the vast majority of companies address this issue.

•	Given the size of the Company and the number of its stockholders, convening a meeting of stockholders is a significant undertaking that requires a substantial commitment of time and financial resources. The Company must pay to prepare, print, and distribute legal disclosure documents to numerous stockholders; solicit proxies; and tabulate votes. The costs of such special meetings are estimated to be substantial. Because of these burdens and significant costs, special stockholder meetings should be extraordinary events that occur only when a substantial percentage of the stockholders agree there are extremely pressing matters that must be addressed before the next Annual Meeting.

•	The Board believes that the existing 25% threshold strikes the appropriate balance between giving stockholders the ability to call special meetings and protecting the resources of the Company and interests of all stockholders. Lowering the threshold to 10% could force the Company to expend a great deal of time and money on a special meeting even if up to 90% of the Company’s stockholders do not want a special meeting. Both Glass-Lewis and Egan-Jones have agreed with the Board’s position and have recommended voting against this proposal.

•	Special meetings could also be abused by special interest stockholder groups. The proposal, with its low 10% ownership requirement, could subject the Company to disruption from special interest stockholder groups with an agenda not in the best interests of the Company and the majority of stockholders. The proposal would permit a small group of stockholders, who have such a special interest, to use the extraordinary measure of a special meeting to serve that self-interest.

Your Board of Directors has taken numerous actions to promote effective corporate governance and accountability to stockholders, including: (i) mandating an independent Chairman, (ii) declassifying the Board to have all directors elected annually, (iii) providing for majority voting in uncontested director elections, (iv) eliminating supermajority voting provisions in our governing documents, and (v) giving the holders of 25% of our outstanding stock the ability to call a special shareholder meeting. Currently, seven of the nine members of our Board are independent directors. One of the two non-independent members of KCS’s Board is not eligible to stand for re-election at the upcoming annual meeting, which will further increase the percentage of independent directors who serve on our Board of Directors.

For these reasons, and in light of the actions outlined above that illustrate the Board’s focus on effective corporate governance and accountability to stockholders, I ask your support in opposing the Chevedden proposal. As always, I value your input and would appreciate the opportunity to discuss any questions or comments you may have.

Sincerely,

Robert J. Druten

Chairman of the Board

Kansas City Southern